Exhibit 99.1

Kezar Life Sciences Announces 1-for-10 Reverse Stock Split

SOUTH SAN FRANCISCO, Calif., Oct. 28, 2024 – Kezar Life Sciences, Inc. (Nasdaq: KZR), a clinical-stage biotechnology company developing novel small molecule therapeutics to treat unmet needs in immune-mediated diseases, today announced that it will conduct a reverse stock split of its outstanding shares of common stock at a ratio of one-for-ten (the “Reverse Stock Split”). The Reverse Stock Split will become effective at 5:00 p.m. Eastern Time on October 29, 2024 (the “Effective Time”). The Company's common stock will begin trading on a post-split basis at the market open on October 30, 2024. The Reverse Stock Split is part of the Company's plan to regain compliance with the minimum bid price requirement of $1.00 per share required to maintain continued listing on The Nasdaq Capital Market, among other benefits.

The Reverse Stock Split was approved by the Company's stockholders at the Company's Annual Meeting of Stockholders held on June 18, 2024 (the “Annual Meeting”) to be effected at the Board's discretion within approved parameters. Following the Annual Meeting, the final ratio was approved by the Company's Board on September 23, 2024.

The Reverse Stock Split reduces the number of shares of the Company's outstanding common stock from 72,962,220 shares to 7,296,222 shares, subject to adjustment due to the issuance of full shares in lieu of fractional shares. As a result of the Reverse Stock Split, proportionate adjustments will be made to the number of shares of the Company's common stock underlying the Company's outstanding equity awards and the number of shares issuable under the Company's equity incentive plans and other existing agreements, as well as the exercise or conversion price, as applicable. There will be no change to the number of authorized shares or the par value per share.

Information for KZR Stockholders

As a result of the reverse stock split, every ten pre-split shares of common stock outstanding will become one share of common stock. The Company's transfer agent, Computershare Trust Company, N.A., will serve as the exchange agent for the reverse stock split.

Stockholders of record holding pre-split shares of the Company's common stock electronically in book-entry form are not required to take any action to receive post-split shares. Those stockholders who hold their shares in brokerage accounts or in "street name" will have their positions automatically adjusted to reflect the reverse stock split, subject to each broker's particular processes, and will not be required to take any action in connection with the reverse stock split.

No fractional shares will be issued as a result of the reverse stock split. Stockholders of record who would otherwise be entitled to receive a fractional share will be entitled to the rounding up of the fractional share to the nearest whole number.

About Kezar Life Sciences

Kezar Life Sciences is a clinical-stage biopharmaceutical company developing novel small molecule therapeutics to treat unmet needs in immune-mediated diseases. For more information, visit www.kezarlifesciences.com, and follow us on LinkedIn, Facebook, Twitter and Instagram.

Investor and Media Contact:

Gitanjali Jain

Senior Vice President, Investor Relations and External Affairs

Kezar Life Sciences, Inc.

gjain@kezarbio.com